EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator

HRH Retirement Savings Plan

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-44735) on Form S-8 of the HRH Retirement Savings Plan (the Plan), of our report dated June 24, 2008, relating to the statements of net assets available for benefits as of December 31, 2007 and 2006 and the statement of changes in net assets available for benefits for the year ended December 31, 2007 and the related supplemental schedule, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

Richmond, Virginia

June 24, 2008